Exhibit 99.1
/C O R R E C T I O N — ITC Holdings Corp./
In the news release, ITC Holdings Corp. Declares Dividend to Shareholders, issued 26-May-2011 by ITC Holdings Corp. over PR Newswire, we are advised by the company that the date for shareholders of record should be “June 6, 2011” rather than “June 1, 2011” as originally issued inadvertently. The complete, corrected release follows:
ITC Holdings Corp. Declares Dividend to Shareholders
NOVI, Mich., May 26, 2011 — ITC Holdings Corp. (NYSE: ITC) today announced that its Board of Directors has declared a quarterly cash dividend on ITC common stock of $0.335 per share payable on June 15, 2011, to shareholders of record on June 6, 2011.
About ITC Holdings Corp.
ITC Holdings Corp. (NYSE: ITC) invests in the electricity transmission grid to improve electric reliability, expand access to markets, lower the overall cost of delivered energy and allow new generating resources to interconnect to its transmission systems. The largest independent electricity transmission company in the country, ITC currently operates high-voltage transmission systems and assets in Michigan’s Lower Peninsula and portions of Iowa, Minnesota, Illinois, Missouri and Kansas, serving a combined peak load in excess of 25,000 megawatts through its regulated operating subsidiaries, ITCTransmission, Michigan Electric Transmission Company (METC), ITC Midwest and ITC Great Plains. ITC also focuses on further expansion in areas where significant transmission system improvements are needed through ITC Grid Development and its subsidiaries. For more information, please visit: http://www.itc-holdings.com. (itc-ITC)
Investor/Analyst contact: Gretchen Holloway, 248-946-3595;
gholloway@itctransco.com
Media contact: Robert Doetsch, 248-946-3493; rdoetsch@itctransco.com
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